Lawson Products, Inc. Announces Fourth Quarter and Full Year Results for 2010

DES PLAINES, Ill.—(BUSINESS WIRE) – February 17, 2011 – Lawson Products, Inc. (NASDAQ: LAWS) (“Lawson” or the “Company”), a distributor of products and services to the MRO and OEM marketplaces, today announced results for the fourth quarter and full year of 2010.

Highlights:

•	Net sales grew 13.1% over the prior year quarter to $80.0 million

•	Quarterly operating income increased to $1.2 million, an improvement of $2.3 million over the same quarter last year

•	At December 31, 2010, cash on hand was $40.6 million with no debt outstanding

“During the quarter, we continued to execute our long-term growth plan and advanced several key operational initiatives. We sold Rutland Tool & Supply, which generated $11.0 million of cash and furthers our strategic focus on growing Lawson’s core MRO business,” commented Thomas Neri, president and chief executive officer. “We also made significant progress towards implementing our new Enterprise Resource Planning (ERP) platform and accelerating sales productivity. Our average daily sales in the fourth quarter were $1.312 million, representing a 2.9% sequential increase over the third quarter and a 13.1% improvement year-over-year. I am pleased with our execution during the quarter and remain confident that we are building a strong foundation for sustainable and profitable long-term growth.”

Fourth Quarter 2010 Results

Net sales for the fourth quarter of 2010 were $80.0 million, a 13.1% increase compared to $70.8 million in the prior year period. This increase was primarily due to continued growth from the Company’s strategic accounts and governmental and automotive customers. The Company continued to receive a positive response to its tailored solutions, new product offerings and technical expertise.

Gross profit for the period increased to $49.8 million or 62.2% of sales, compared to $42.9 million or 60.6% of sales over the prior year fourth quarter. The Company reclassified outbound freight expenses from selling, general and administrative (SG&A) expenses to cost of goods sold for all periods presented.

SG&A expenses increased by 10.2%, but decreased as a percent of net sales from 61.5% in 2009 to 59.9% in 2010 on a year-over-year basis. The Company realized lower SG&A expenses as a percent of net sales through additional efficiencies and productivity gains while continuing to invest in its ongoing sales transformation, network optimization and ERP initiatives. These investments are strengthening the Company’s foundation for future growth by streamlining core functions of its MRO business, enhancing the overall customer experience and improving sales effectiveness. The Company’s ERP expenditures were $3.8 million in the fourth quarter, of which $1.5 million was expensed. SG&A expenses were negatively impacted by the increase in the Company’s stock price, which resulted in an additional $1.4 million of non-cash compensation expense.

Operating income in the fourth quarter of 2010 was $1.2 million compared to a $1.1 million loss in the same period last year. On a sequential basis, operating income in the period declined by $7.3 million from the third quarter of 2010, primarily as a result of three fewer selling days in the fourth quarter and a significant non-recurring favorable legal settlement in the third quarter of $3.5 million. Increased ERP implementation expenses and higher non-cash compensation expense as a result of the increased stock price negatively impacted the fourth quarter. Excluding the severance charge of $0.6 million, adjusted non-GAAP operating income for the quarter was $1.8 million compared to a $0.6 million loss in the same period last year that excluded other items.

The Company reported income from continuing operations of $0.1 million, or $0.01 per share, in the fourth quarter of 2010 compared to a loss from continuing operations of $0.1 million, or $0.01 loss per share, in the fourth quarter of 2009. The net loss for the fourth quarter was $0.5 million, or $0.06 per share, inclusive of a loss of $0.6 million, or $0.07 per share, from discontinued operations.

During the fourth quarter, the Company:

•	Completed the design and much of the software configuration associated with the initial phase of the ERP project. This will enable the Company to implement the new ERP system with a phased roll-out commencing later in 2011;

•	Sold non-core assets and liabilities of Rutland Tool & Supply. The transaction resulted in $11.0 million of cash proceeds which the Company will utilize to invest in the MRO business moving forward;

•	Increased the quarterly dividend to shareholders to $0.12 per share.

Full Year 2010 Results

Net sales for the year ended December 31, 2010 were $316.8 million, a 5.0% improvement over net sales of $301.8 million for the full year of 2009. Gross profit increased by $9.3 million year-over-year to $194.8 million. Gross profit as a percentage of sales remained constant at 61.5% for 2010 and 2009. Outbound freight expenses have been reclassified from SG&A expenses to cost of goods sold for all periods presented.

SG&A expenses, which increased by 1.5% year-over-year, declined as a percent of sales from 58.8% in 2009 to 56.8% in 2010. The decrease was driven by increased productivity within the Company’s distribution network, a full year of savings stemming from the closure of Lawson’s Dallas and Charlotte distribution centers, and continued cost control measures. These savings were partially offset by $3.8 million of incremental ERP expenses, as well as costs incurred to transition Lawson’s district sales managers to full-time employees which has resulted in improved sales efficiency.

Operating income for the year ended December 31, 2010 increased to $16.9 million from $1.4 million in 2009. The Company reported income from continuing operations of $9.6 million, or $1.13 per share of common stock, in 2010 compared to income from continuing operations of $1.9 million, or $0.22 per share, in 2009. The $1.13 earnings per share benefited by $0.15 from a favorable legal settlement of $4.1 million and the $1.7 million gain on the disposal of property partially offset by severance of $3.6 million. Adjusted non-GAAP operating income for the year was $14.8 million compared to $8.1 million in 2009.

Net income for 2010 increased to $6.9 million, or $0.81 per share, versus a net loss of $2.7 million, or $0.32 per share, for 2009 including a loss from discontinued operations of $0.31 and $0.54 per diluted share, respectively.

Outlook

Thomas Neri, president and chief executive officer commented, “We continued to advance our strategic initiatives throughout 2010. We made significant progress in our plan to create the right platform on which to evolve our business in the coming years. We enhanced our sales model and increased our sales productivity by successfully converting our district sales managers to full-time employees. This effort, combined with our ongoing ERP initiative and other strategic measures, including the launch of a new web-site, will ensure Lawson is a much more efficient, responsive and customer-focused organization.

We will continue to strengthen our foundation and position Lawson to grow aggressively. Our team has demonstrated that it can successfully implement our strategic initiatives. I remain confident in our ability to execute Lawson’s long-term strategy to significantly grow our market share within the large and fragmented MRO marketplace.”

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About Lawson Products, Inc.
Founded in 1952, Lawson Products, Inc. (NASDAQ:LAWS), is an industrial distributor of more than 300,000 different maintenance and repair supplies. Lawson Products serves its customers through a dedicated team of 1,100 experienced independent field sales agents and approximately 900 employees. The Company services the industrial, institutional, commercial and government markets in all 50 U.S. states, Canada and Puerto Rico.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2010 Form 10-K filed on February 17, 2011. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except		per share data)
	Three Months Ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
		(as adjusted)		(as adjusted)
Net sales	$80,012	$70,767	$316,780	$301,769
Cost of goods sold	30,248	27,857	121,954	116,210

Gross profit	49,764	42,910	194,826	185,559

Operating expenses:
Selling, general and administrative expenses	47,923	43,501	180,021	177,421
Severance expenses	646	139	3,629	6,228
Loss (gain) on sale of assets	—	—	(1,701)	16
Other operating (income) expenses	—	367	(4,050)	481

Operating income (loss)	1,195	(1,097)	16,927	1,413

Interest expense	(5)	(563)	(391)	(1,037)
Other income, net	135	132	160	1,029

Income (loss) from continuing operations before income taxes	1,325	(1,528)	16,696	1,405

Income tax expense (benefit)	1,213	(1,453)	7,106	(507)

Income (loss) from continuing operations	112	(75)	9,590	1,912

Discontinued operations, net of tax	(623)	(63)	(2,653)	(4,648)

Net income (loss)	$(511)	$(138)	$6,937	$(2,736)

Basic income (loss) per share of common stock:
Continuing operations	$0.01	$(0.01)	$1.13	$0.22
Discontinued operations	(0.07)	(0.01)	(0.32)	(0.54)

Net income (loss) per share	$(0.06)	$(0.02)	$0.81	$(0.32)

Diluted income (loss) per share of common stock:
Continuing operations	$0.01	$(0.01)	$1.12	$0.22
Discontinued operations	(0.07)	(0.01)	(0.31)	(0.54)

Net income (loss) per share	$(0.06)	$(0.02)	$0.81	$(0.32)
Basic weighted average shares outstanding	8,523	8,522	8,522	8,522
Dilutive effect of stock based compensation	36	—	15	—

Diluted weighted average shares outstanding	8,559	8,522	8,537	8,522

Cash dividends declared per share of common stock	$0.12	$0.06	$0.32	$0.18

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	December 31,	December 31,
	2010	2009
		(as adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$40,566	$8,787
Accounts receivable, less allowance for doubtful accounts	33,398	29,397
Inventories	47,167	43,397
Miscellaneous receivables and prepaid expenses	8,905	10,142
Deferred income taxes	4,251	4,819
Property held for sale	—	332
Discontinued operations	619	41,446

Total current assets	134,906	138,320

Property, plant and equipment, less accumulated depreciation and amortization	44,442	40,328
Cash value of life insurance	15,660	17,021
Deferred income taxes	11,492	15,249
Goodwill	28,307	27,957
Other	1,577	2,461
Discontinued operations	—	311

Total assets	$236,384	$241,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,195	$12,302
Accrued expenses and other liabilities	35,348	33,086
Settlement payable	—	10,000
Discontinued operations	2,008	7,852
Total current liabilities	55,551	63,240

Security bonus plan	25,602	25,931
Deferred compensation	10,792	10,374
Other	1,574	5,456

	37,968	41,761

Total Stockholders’ Equity	142,865	136,646
Total liabilities and stockholders’ equity	$236,384	$241,647

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information additional, meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months and year ended December 31, 2010 and 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME
(Amounts in thousands)
	(Unaudited)
	Three Months Ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
		(as adjusted)		(as adjusted)
Operating income (loss), as reported per GAAP	$1,195	$(1,097)	$16,927	$1,413
Severance charges	646	139	3,629	6,228
Loss (gain) on disposal of property (1)	—	—	(1,701)	16
Other operating (income) expenses (2)	—	367	(4,050)	481

Adjusted non-GAAP operating income (loss)	$1,841	$(591)	$14,805	$8,138

(1)	The $1.7 million gain on disposal of property in 2010 relates to the sale of the Dallas, Texas distribution center.

(2)	The $4.1 million benefit recorded in the year ended December 31, 2010, relates to proceeds received from a settlement agreement and legal remedies related to the actions of several former sales agents and the Share Corporation. Expenses in 2009 include settlement costs related to the Deferred Prosecution Agreement of $0.2 million and an impairment of long-lived assets charge of $0.3 million.

Contact: Lawson Products, Inc.
Ronald J. Knutson
SVP, Chief Financial Officer
847-827-9666, ext. 2665